Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PIP - SparVax rPA Anthrax Vaccine Update

Event Date/Time: Apr. 29. 2009 / 4:30PM ET

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Stacey Jurchison

PharmAthene - Director of Corporate Communications

David Wright

PharmAthene - President, CEO

Matthew Duchars

PharmAthene - Chief Scientific Officer

CONFERENCE CALL PARTICIPANTS

Steve Brozak

WBB Securities - Analyst

Elemer Piros

Rodman - Analyst

David Moskowitz

Caris & Co. - Analyst

Matt Duffy

BDR Research Group - Analyst

Debra Fiakas

Crystal Equity Research - Analyst

Jeremy Gorlich

Analyst

John Brady

DMR - Analyst

Doug Weede

Advanced Equities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the SparVax rPA Anthrax Vaccine Update Conference Call. My name is Gerri, and I’ll be your coordinator for today.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Miss Stacey Jurchison. You may proceed ma’am.

Stacey Jurchison  - PharmAthene - Director of Corporate Communications

Thank you, Gerri. Good afternoon, ladies and gentlemen, and thank you for participating today. My name is Stacey Jurchison, and I’m the Director of Corporate Communications for PharmAthene. Joining me on the call today are David Wright, President and Chief Executive Officer, Christopher Camut, Vice President and Chief Financial Officer, Eric Richman, Senior Vice President Corporate Development & Strategic Planning, Matthew Duchars, Chief Scientific Officer, and Francesca Cook, Vice President Policy & Government Affairs.

Before we begin, I must remind you that during the course of this call, management may make projections and other forward-looking statements regarding future events and the Company’s future performance. These forward-looking statements reflect PharmAthene’s current perspective on existing trends and information. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those noted in PharmAthene’s filings with the SEC on Forms 10-K, 10-Q and 8-K. Actual results may differ materially from those projected in the forward-looking statements.

For the benefit of those who may be listening to the replay, this call was held and recorded on April 29th, 2009. Since then, PharmAthene may have made announcements relating to the topics discussed, so please reference the company’s most recent press releases and SEC filings. PharmAthene disclaims any intent or obligation to update these forward-looking statements. I’ll now turn the call over the David Wright, President and Chief Executive Officer, to begin. David?

David Wright  - PharmAthene - President, CEO

Thank you, Stacey, and good afternoon to everyone. We appreciate your participation today. Our intention today is cause to provide an update on the status of our SparVax rPA Anthrax Vaccine program. As you know, our proposal for the advanced development and delivery of SparVax to the Strategic National Stockpile is presently within the competitive range for procurement considerations by the Department of Health and Human Services through the Biomedical Advanced Research Development Authority, or BARDA.

As a reminder, SparVax is a highly purified recombinant protective antigen vaccine in development for pre and post-exposure protection against Anthrax Infection. Phase I and Phase II clinical trials involving approximately 770 healthy human subjects have been completed and shown that SparVax appears to be well tolerated and immunogenic in humans.

Further, these studies suggest that just three doses of SparVax administered several weeks apart should be sufficient to induce protective immunity. This compares to the improved vaccination regimen for the currently licensed Anthrax vaccine, which requires five doses over a period of 18 months.

On February 28th, 2008, HHS issued a formal solicitation referred to as a request for proposal, or RFP, for Anthrax recombinant protective antigen vaccine for the Strategic National Stockpile under solicitation number RFP-BARDA-08-15. The solicitation outlined a requirement to procure 25 million doses of an rPA Anthrax vaccine for the stockpile.

Responses to the RFP were due July 31st. In September, PharmAthene was notified that our proposal was technically acceptable and in the competitive range, and we entered into negotiations with the government. Awards were initially anticipated in November of last year. However, HHS subsequently delayed the award dates because of a protest filed by a bidder that had been eliminated from further consideration under the solicitation.

The US General Accounting Office officially denied that protest in February of 2009. At the time, with the protest having been resolved, we were advised that the contract would be awarded by the end of the first quarter of 2009, which was later extended to mid-April.

On April 15th, an amendment to the solicitation was issued. The amendment required bidders to submit a comprehensive plan to the US FDA outlining their specific regulatory strategy for product development under a contract. The amendment required offers to submit their plans to the FDA by April 30th. On April 22nd, another amendment was issued, which extended the deadline for the FDA submission to June 15th.

Last week, we had a meeting with senior BARDA officials, including Dr. Robin Robison, the BARDA Director, to try to gain additional clarity on the amendment. Specifically, we asked about BARDA’s expectations for the evaluation process at the FDA, the current understanding and interactions between BARDA and the FDA and the potential impact on timing of a contract award.

We have been in active discussions with our contacts at the FDA to determine their understanding of this process also. Let me summarize for you what we’ve learned over the past week since the amendments were issued.

First, and probably most importantly, BARDA indicated to us that it remains highly supportive of the development and procurement of a second-generation rPA Anthrax Vaccine based on modern vaccine technology. BARDA has assured us that it remains committed to awarding contracts under the RFP for the procurement of an rPA vaccine for the Strategic National Stockpile, and this commitment has not wavered.

We were also advised the amendments were not a result of any specific issues or concerns regarding our proposal. BARDA has continued to be very helpful to us in this process and expressed their opinion that our technology continues to satisfy the criteria established in the RFP for procurement. We’re very encouraged by our meeting with BARDA and will continue to work cooperatively with BARDA to advance this process.

Recall that we at PharmAthene, and previously Avecia, had been developing SparVax for more than 5 years under existing contracts with the National Institute of Allergy and Infectious Diseases. During our negotiations with HHS for the current advanced development and procurement contract under consideration, HHS made a decision to transfer funding and oversight of the activities under our existing development contract from NIAID to BARDA.

The new contract with BARDA took effect April 1st this year, replaces the prior one with NIAID and provides for funding of up to $32.3 million to cover ongoing development activities for SparVax, including completion of ongoing stability studies, validation of potency essays as well as certain manufacturing scale-up activities.

In addition, the scope of work under this current contract has been modified to provide for the transfer of the manufacturing process for a bulk rPA drug substance from Avecia Biologics in the UK to a US-based contract manufacturing organization. Following such technology transfer, substantially all the manufacturing activities related to this vaccine candidate will take place in the United States.

In our view, shifting oversight and control from NIAID to BARDA of this ongoing work provides important continuity, particularly if we are awarded an advanced development and procurement contract. This new arrangement affords BARDA an increased level of visibility into the SparVax development process and fosters the potential for smooth transition.

Based upon this recent decision and combined with the positive feedback obtained in our meeting, we continue to believe that BARDA is firmly committed to advancing the rPA procurement process and ultimately issuing awards under this solicitation.

Second, BARDA indicated they had been in contact with the leadership of the FDA and CBER regarding the new amendments. BARDA assured us that the FDA has committed to completing an expeditious review of our development plan. I think it’s important to point out that the FDA already has significant history and experience with our product and that we, and formerly Avecia, have been in regular communication with them for a number of years regarding our rPA program.

Remember, we have already completed one Phase I and two Phase II clinical trials of SparVax and have maintained an ongoing dialog with the FDA throughout our product development process. We are encouraged with — by their familiarity with our program, which we hope will facilitate the review of our regulatory strategy.

We believe that BARDA is strongly motivated to ensure the success of the program and is seeking the expertise of the FDA at this time prior to making a substantial contract award under the RFP. We believe that BARDA desires to obtain a level of comfort up front with the path to licensure and the status of each bidder’s application and communications with the regulatory agency and is drawing upon the FDA’s considerable expertise in the overall evaluation process.

In addition, the recent amendments for time — afford time for the new Secretary of HHS and senior administration officials to gain familiarity with the program prior to a major contract award being issued. As you know, Secretary Sebelius was confirmed yesterday and sworn in last night. We understand the administration plans to move forward quickly to fill top positions at the department, and we believe that intention to preparedness, including in the biodefense arena, will be an important part of the new secretary’s agenda.

We have laid out a comprehensive, non-clinical and clinical development and regulatory strategy within our proposal to BARDA, which we believe represents a highly feasible and credible path to licensure for SparVax. BARDA has indicated that it would be receptive reviewing our submission prior to delivery to the FDA, and we plan to take the advantage of this opportunity. We intend to submit a copy of our plan to BARDA by May 7th of 2009.

Although the deadline for submission to the FDA has been extended to June 15th, we intend to submit our regulatory plan to the FDA promptly after obtaining feedback from BARDA with a target date of submitting these materials to the FDA no later than May 21st. We understand the FDA will begin reviewing the regulatory plan promptly on submission, and since we are plans — we are prepared to submit this information in advance of the June 15th deadline, we see no reason to wait.

While we are not issuing any specific guidance with respect to a timeline for contract award, I can tell you based upon our discussions with BARDA, it is evident they are highly motivated, and we are — believe they are committed to working collaboratively with the FDA to maximize the likelihood of the success of the rPA program. We will continue to work closely with BARDA and now also the FDA to facilitate this review.

We are confident that PharmAthene has the most experienced rPA Anthrax Vaccine development team in the industry. In fact, just yesterday we issued a press release summarizing the results of a second Phase II clinical trial of SparVax that were recently presented at the 12th Annual Conference on Vaccine Research sponsored by the National Foundation of Infectious Diseases.

In addition, our team has excessive knowledge, extensive knowledge and experience with current FDA and CBER requirements regarding process validation and emergency use authorization. As well, our regulatory affairs staff and our medical director have been actively engaged with the FDA and other government stakeholders in developing the industry’s interpretation of the Animal Rule, which will be applied for licensure of SparVax.

We continue to be very enthusiastic about the process for SparVax and remain highly focused and determined in our efforts to work collaboratively with BARDA, HHS and the FDA to ensure that our product, SparVax, fulfills the requirements under the RFP and is well positioned for procurement considerations in the Strategic National Stockpile. We would, of course, be delighted to have the opportunity to contribute in such a way to our national — nation’s biosecurity.

That concludes my formal remarks this afternoon. I would now like to open up the call to your questions. Operator, could you please advise our audience of the Q&A procedure?

QUESTION AND ANSWER

Operator

Certainly. (Operator Instructions). And your first question comes from the line of Steve Brozak with WBB Securities. You may proceed.

Steve Brozak  - WBB Securities - Analyst

Hey, good afternoon, gentlemen. I mean, we’re watching a lot of things that are happening right now involving, how should I put it, swine flu and this government’s reaction as far as how a new HHS administration is coming in. We seem to be seeing a level of coordination. Are you comfortable with the level of coordination that you’re seeing that’s now novel and the integration that you’re seeing? And do you look at this as something that’s positive? Or, do you look at it as something that’s a bit of a distraction? How would you characterize all of the interface that you’ve had over the last, let’s say, three weeks?

David Wright  - PharmAthene - President, CEO

 Steve, I would be less than honest if I didn’t say we were very disappointed in the delays. However, I will also say that I have never seen the level of coordination that we have seen between BARDA, the FDA and the White House as we’re seeing, and while I would rather not have the delay, I think what we’re seeing is extremely positive as far as moving forward and as the creation of an industry, biodefense industry, occurs.

So, I guess on one hand while very disappointed that the contract hasn’t been let, I’m very confident that now with the appointment of a secretary who is extremely familiar with biodefense and I think will jump into the middle of things, even though we are in a somewhat of a crisis with the swine flu, I think that we’ll make the moves necessary to be prepared for that as well as for a biodefense attack.

Steve Brozak  - WBB Securities - Analyst

So one quick follow-up on that, so the coordination that they’re putting forward now basically would make it more expedited and easier for you once you do get the approval and would provide for a seamless transition as far as contracting into the future. Is that a fair assessment?

David Wright  - PharmAthene - President, CEO

I believe that’s a very fair assessment.

Steve Brozak  - WBB Securities - Analyst

Okay, thanks. I’ll jump back into queue.

David Wright  - PharmAthene - President, CEO

Thank you.

Operator

And your next question comes from the line of Elemer Piros with Rodman. You may proceed.

Elemer Piros  - Rodman - Analyst

Good afternoon. Can you hear me, please?

David Wright  - PharmAthene - President, CEO

Yes, I can.

Elemer Piros  - Rodman - Analyst

What I’d like to ask is do you have a sense, since there is no formal action time set by the FDA, did they give you an indication that — how long would it take for them to provide an opinion on your proposal?

David Wright  - PharmAthene - President, CEO

They didn’t specify a specific time. What they had — they said two things. They said number one, they — BARDA officials said that they had been in talk — in conversations with the acting commissioner of the FDA and that they had been assured that this review would be done expeditiously. The second thing that they said that is if we felt that it was being bogged down to come back to them, meaning come back to BARDA, and make them aware of that and that they had an open line of communication with the FDA that they could address this.

Elemer Piros  - Rodman - Analyst

So, you know it’s precisely where this proposal would have to be submitted? You know who might be reviewing it and to what level of satisfaction you would have to reach for BARDA to be satisfied?

David Wright  - PharmAthene - President, CEO

Yes. I think we should be very clear here. The FDA is not getting involved in approving our proposal.

Elemer Piros  - Rodman - Analyst

Okay.

David Wright  - PharmAthene - President, CEO

The complete responsibility for the approval of the proposal and the issuing of a contract is BARDA’s responsibility. What we are asking the FDA to do and what we’ve been advised instructed is to ask the FDA to review and comment on our strategy, our regulatory strategy. If those comments come back and there’s something that both we and BARDA agree that we might want to consider doing, we then will have an opportunity to revise our proposal and submit a final contract proposal.

Elemer Piros  - Rodman - Analyst

Okay.

David Wright  - PharmAthene - President, CEO

This is though not one of the FDA approving our plan. That’s not going to happen. They’re going to comment, and then BARDA will look at their comments and a decision will be made on the basis of that.

Elemer Piros  - Rodman - Analyst

Okay. Thanks, for clarifying that, David.

Operator

And your next question comes from the line of David Moskowitz with Caris & Company. You may proceed.

David Moskowitz  - Caris & Co. - Analyst

Yes, thanks for the question. The first question actually is on the delay that we initially saw by HHS. I’m a little puzzled about that. Initially, we saw a — I guess, statements that there would be a 15-day delay and that was pushed into June, or mid-June, so can you talk a little bit about why there was a change? And again, I had thought that the companies that were applying for rPA had been in talks with HHS and BARDA. Clearly, the contracts that were being negotiated would have milestones and a protocol in there. Otherwise, there’d be no way to determine when future payments would be dispersed. So, I’m a little unclear number one on the timing pushback and why all of a sudden the protocols need to be vetted when they should have been very well vetted for what I would think to be a very large and important contract, over $1 billion.

David Wright  - PharmAthene - President, CEO

On the first part, we were told that HHS extended the time to ensure that the companies involved had adequate time to put in a response, and that’s what we were given as a reason for the second extension. I can only speak for PharmAthene. We didn’t ask for it. We don’t need it, and we’re not going to take it. As to this —.

David Moskowitz  - Caris & Co. - Analyst

To follow up on that, but the — I guess my question is why would they come to you guys and say that they — that there’s a 15-day requirement and then come back and revisit that if — when they had come to you and perhaps and any of the other companies that are involved in the RFP would say that, “We’re fully prepared to submit that at the current time.”

David Wright  - PharmAthene - President, CEO

Again, I don’t know what other companies said. I have no idea what they said or what they did. I can just speak for ourselves, and we were surprised. I think part of the second part of the question may have to do with the answer to your first part in that — and that it’s some speculation here that when the White House asked for this to be done, part of the concern was there was not an acting — there was not a seated secretary of HHS in place, and there was concern about a contract of this nature, this size, being let without an acting secretary being — without a secretary being seated and confirmed.

David Moskowitz  - Caris & Co. - Analyst

Okay. I have a question about the data that you guys had put out yesterday on SparVax versus BioThrax. There’s a component of the release, the presentation, that says that the product, that SparVax, is superior in terms of tolerability. And it says in the press release on the then dosing regimen for BioThrax, which is subcu, I understand that the way BioThrax is now given is IV, so can you comment on any tolerability comparison that you have between SparVax and BioThrax based on the current regimen, or current administration, protocol for BioThrax?

David Wright  - PharmAthene - President, CEO

I’ll let Matthew Duchars handle that. Matthew?

Matthew Duchars  - PharmAthene - Chief Scientific Officer

Good afternoon, yes. So, I think the first point is that we haven’t made any claims about superiority here, and it was data from our — one of our Phase II studies. And at the time that we conducted that study and the AVA, the BioThrax arm that we had in that trial, used the then-licensed regimen and dosing rating, which has subsequently changed. So, all we can really do is present that data that we have on the original licensing regimen. We can’t really comment on how the new regimen may make a difference to that, either making it better or worse, because clearly we don’t have any data to support that.

However, the study that we did conduct, what we did find was that the BioThrax did show more injection site reactions than we found with the SparVax vaccine. And that was essentially what we were recording in the presentation that we gave at the conference yesterday.

David Moskowitz  - Caris & Co. - Analyst

Okay. But once again that was on the earlier regimen of BioThrax, not the current regimen?

Matthew Duchars  - PharmAthene - Chief Scientific Officer

That’s correct. So the earlier regimen was a subcu delivered vaccine whereas now it’s an intramuscular delivered vaccine.

David Moskowitz  - Caris & Co. - Analyst

And just another question on the development of SparVax. Could you tell us how long it might be until we could — until you guys could get to final dosing batches of the product and how long it would take to demonstrate stability for the product? Let’s say three years stability, which is what the current anthrax vaccine has on the market?

Matthew Duchars  - PharmAthene - Chief Scientific Officer

So we’re currently — obviously that’s part of our development plan to the existing RFP that we have with — the proposal that we have with BARDA. We do have significant data already to support stability and, however, we have not, at this stage, got pivotal data clearly. And that will be the data that drives the shelf life and stability claims that we made.

Operator

(Operator Instructions). Your next question comes from the line of Matt Duffy with BDR Research. You may proceed.

Matt Duffy  - BDR Research Group - Analyst

Good afternoon and thanks for taking my question. Dave or your team I wonder if you could just maybe give us a little more color on what the FDA review of your plan may look like? Are you planning on submitting things as detailed — full protocols for future studies and validation processes and all of that?

Or is more of a top line, sort of, this the road map of what we’ll be providing you over time? And then as they look at that do you expect this to be a fully iterative process where you expect to go back and forth and back and forth? Or is it a review where they give an opinion and then BARDA takes it from there and you provide a response, if you could help me with that?

David Wright  - PharmAthene - President, CEO

Yes, Matt, I think this could be a fairly detailed review. We’re going to submit all our risks mitigation plans as well as an in depth look at to what the regulatory strategy is. The concept here is — the FDA has seen much of this already. Much of this in our program has been developed with the FDA in collaboration as well as the government because this has been being worked on for five years. We don’t expect there to be any surprises.

I don’t believe that there will be that much back and forth. You know, if there’s something obvious, for example, the FDA comes back instead of doing 2,000 subjects, we want you to do 4,000 subjects in the study we’ll probably say, okay we’ll do 4,000 subjects. So I don’t think it’s going to be that much back and forth. This is kind of new territory for everyone. And the end of the day we will see what they have to say. Our initial conversations with the FDA regarding this is they’ve been very cooperative. They’ve been very positive and they said they’re going to be happy to review this for us. Does that answer your question, Matt?

Operator

It appears his line has dropped. The next question comes from the line of Debra Fiakas with Crystal Equity Research. You may proceed.

Debra Fiakas  - Crystal Equity Research - Analyst

Thank you. I just wanted to clarify the data that you’re presenting at the meeting, actually, going on this week, the conference on vaccine research, that is from your second Phase II trial for SparVax and the data that was presented earlier this year in February at biodefense meeting that was from your first — the first of the two Phase II trials?

Matthew Duchars  - PharmAthene - Chief Scientific Officer

Yes that’s correct. So the first trial was a trial run in the U.K. and it had 400 subjects in it and looked at different dosing regimens and different schedules. And then the second trial, which we’ve just reported, in this most recent conference was run in the USA and looked at a further — a longer dosing regimen and also had — a comparator arm in there with the BioThrax vaccine.

Debra Fiakas  - Crystal Equity Research - Analyst

All right, and then if I could just add a follow-up question, to the extent that you can, can you describe what your current development activities are with regard to SparVax during this somewhat interesting time as you’re awaiting for this contract award, could you give us an idea of what you’re working on now?

David Wright  - PharmAthene - President, CEO

Yes, I can, because what we are doing is we’re basically continuing what we were working on before this. We had an NIH contract — NAID contract in which we were doing process development as well as consistency lots. We are continuing that work. It’s just now under a BARDA contract and has been changed to BARDA. So we’re moving forward. Nothing has stopped. Nothing has slowed down. We’re hiring people. We’re moving forward. Everything is on track.

Operator

And your next question comes from the line of Jeremy Gorlich with Gunal and Financial. You may proceed.

Jeremy Gorlich Analyst

Hi guys. Jeremy Gorlich, Gunal. Some of my other questions were answered on recent phone calls, but one in particular, which I’ve been preaching to the choir because I’ve been talking about it for four years, three years roughly, since the inception of this deal, the first thing, David, in your gut feeling you’ve been doing this a long time. Do you expect this and I understand what the FDA says and they go back to you, but we’ve heard this before. Do you expect this to be a six-month, a year thing, 12 months, you know, in your gut feeling knowing the experience that you have how do you think this process can realistically take?

David Wright  - PharmAthene - President, CEO

I will be surprised in my gut if it’s more than three months.

Jeremy Gorlich Analyst

Okay, because that would shock you if it went beyond three months?

David Wright  - PharmAthene - President, CEO

It would shock me but then I’ve been shocked a couple of times recently. But I really don’t see this being a long process.

Operator

And your next question comes from the line of John Brady with DMR. You may proceed.

John Brady  - DMR - Analyst

Hi, David, how are you doing?

David Wright  - PharmAthene - President, CEO

Good.

John Brady  - DMR - Analyst

Just to follow up on what Jeremy Gorlich and based on your good feeling, three months, if that were the case there are a lot of warrant holders that are out there. Has there been any talk about extending the exercise date, the expiration date on those warrants or are they still said to expire in July of this year?

David Wright  - PharmAthene - President, CEO

There has been — I think July, is that the date?

John Brady  - DMR - Analyst

Yes.

David Wright  - PharmAthene - President, CEO

Yes they are still expected to expire in July and the board has made no decision as to what we’re going to do with those at this time.

Operator

And your next question comes from the line of Doug Weede with Advanced Equities. You may proceed.

Doug Weede  - Advanced Equities - Analyst

Well he just answered one of the questions. Two quick ones, number one, you’d indicated that the contract was for 25 million doses. I’ve been hearing that they’re talking about two 25 million dose contracts, number one. And number two, can you tell me how many people are in participation of the bidding at the present time, how many companies?

David Wright  - PharmAthene - President, CEO

There are — it is our belief that there will be two 25 million dose contracts let. That’s what we’ve been led to believe also. And I have no absolute knowledge of how many companies are left because BARDA won’t tell us this. But if it goes by what we’ve heard, what we’ve read, what we’ve seen published, there’s two of us involved.

Operator

This concludes the question-and-answer portion of your conference. I would now like to turn the call over to Mr. David Wright, President and Chief Operating Officer, for closing comments. Sir, you may proceed.

David Wright  - PharmAthene - President, CEO

Thank you. And thank you again for joining us today. We look forward to speaking with you during our first quarter 2009 operating and financial results conference call, which is scheduled for Thursday, May 14, and hope to have some more good news or some more news for you at that time. Have a good evening everyone, and thank you again.

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect and have a great day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.